Exhibit 10.1

Dear Don,

The purpose of this letter is to set forth our mutual understanding regarding the terms of your continuing employment with First Federal Savings Bank of Kentucky (the “Bank”) and Kentucky First Federal Bancorp, Inc. (the “Company”):

●	Effective as of the date you accept the terms set forth in this letter, you and the Bank agree that your employment agreement dated August 15, 2008 with the Bank shall be terminated without further action by the parties to the agreement.

●	Effective as of the date you accept the terms set forth in this letter, you will no longer serve as President and Chief Executive Officer of the Bank. Your continuing position at the Bank will be director of operations with responsibility for implementation of the strategies the Banks have adopted to restore and build profitability and reporting to the President and Chief Executive Officer of the Bank. You understand that your ability to assume your new role may be subject to regulatory approval. In your new position, you will not serve as an executive officer of the Bank, you will not have a separate officer title, and you will not be responsible for any policy-making functions at the Bank. Your base salary will be maintained at your current annual rate.

●	You will continue to serve as a member of the Board of Directors of the Bank. You will also continue to serve as member of the Board of Directors of the Company.

●	You will continue as President of the Company but, effective as of the date of this letter, you will no longer serve as Chief Executive Officer of the Company. As President of the Company, you will be responsible for compliance with the Company’s regulatory requirements and reporting obligations. Your employment agreement with the Company will remain in effect in accordance with the terms stated therein but will not be renewed for an additional year and will terminate in accordance with its terms on August 15, 2027.

●	For the avoidance of doubt, your acceptance of the terms stated in this letter shall constitute your consent to the changes contemplated herein (including, without limitation, any change to your officer title, functional title, duties, responsibilities, and reporting lines) and your acknowledgement that such changes, whether at the Bank or the Company level, do not constitute “good reason” under any agreement that you have entered into with either the Bank or the Company (including, without limitation, your continuing employment agreement with the Company or your terminated employment agreement with the Bank) or otherwise provide you with grounds to assert a constructive termination under any federal, state or local law.

First Federal Savings and Loan	First Federal Savings Bank	Central Kentucky Federal Savings Bank
of Hazard	of Kentucky	(A Division of First Federal Savings Bank)
655 Main St.	216 West Main St.	340 West Main St.
P.O. Box 1069	P.O. Box 535	P.O. Box. 400
Hazard, KY 41702-1069	Frankfort, KY 40602-1638	Danville, KY 40423-0400
Telephone: (606) 436-3860	Telephone: (502) 223-1638	Telephone: (859) 236-4181
Facsimile: (606) 436-0872	Facsimile: (502) 223-7136	Facsimile: (859) 236-4363

Don D. Jennings

October 2, 2025

Please indicate your acknowledgment and acceptance of the foregoing in the space provided below intending to be legally bound in all respects.

Sincerely,

/s/ R. Clay Hulette
R. Clay Hulette, Chairman
Compliance Committee
First Federal Savings Bank of Kentucky

/s/ Walter G, Ecton, Jr.
Walt G. Ecton, Jr., Chairman
Board of Directors
Kentucky First Federal Bancorp

Acknowledged and Accepted:

/s/ Don D. Jennings
Don Jennings

10/02/2025
Date